As filed with the Securities and Exchange Commission on November 3, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

CAZOO GROUP LTD

(Exact name of registrant as specified in its charter)

Cayman Islands	5500	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification No.)

41 Chalton Street London,
NW1 1JD, United Kingdom
(Address of principal executive offices)

CAZOO GROUP LTD INCENTIVE EQUITY PLAN

(Full title of the plan)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, DE 19711

(302) 738-6680

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Valerie Ford Jacob, Esq.

Michael Levitt, Esq.

Freshfields Bruckhaus Deringer US LLP

601 Lexington Avenue

New York, New York 10022

(212) 277-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”). ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(4)
Class A ordinary shares, par value of $0.0001 per share, to be issued pursuant to the Cazoo Group Ltd Incentive Equity Plan	72,122,650	$8.48	(2)	$611,600,072	$56,695.33
Class C ordinary shares, par value of $0.0001 per share, to be issued pursuant to the Cazoo Group Ltd Incentive Equity Plan	72,122,650	$8.48	(3)	$611,600,072	$56,695.33
Total				$1,223,200,144	$113,390.66

(1)	This Registration Statement shall also cover any additional Class A ordinary shares, par value $0.0001 per share (the “Class A Shares”) or Class C ordinary shares, par value $0.001 per share (the “Class C Shares” and, together with the Class A Shares, the “Shares”), of Cazoo Group Ltd (the “Registrant”, the “Company” or “Cazoo”) that become issuable under the Cazoo Group Ltd Incentive Equity Plan (the “Plan”) being registered pursuant to this Registration Statement by reason of any share dividend, share split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding Shares.
(2)	Determined in accordance with Rules 457(c) and 457(h) under the Securities Act, solely for the purpose of determining the registration fee. Determined based on the average of the high and low prices of a Class A Share, reported on the New York Stock Exchange on October 27, 2021.
(3)	Determined in accordance with Rules 457(c) and 457(h) under the Securities Act, solely for the purpose of determining the registration fee. Determined based on the average of the high and low prices of a Class A Share, reported on the New York Stock Exchange on October 27, 2021.
(4)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $92.70 per $1,000,000 of the proposed maximum aggregate offering price.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8. The documents containing the information specified in this Part I of Form S-8 will be sent or given to the participants (“participants”) in the Plan covered by this Registration Statement, as specified by the U.S. Securities and Exchange Commission (the “Commission”), pursuant to Rule 428(b)(1) under the Securities Act. Such documents are not required to be and are not filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents which have been filed with or furnished to the Commission are incorporated as of their respective dates in this Registration Statement by reference:

(a)	The Registrant’s Prospectus filed pursuant to Rule 424(b) of the Securities Act, relating to the Form F-1 (File No. 333-259778), filed with the Commission on October 5, 2021;

(b)	The Registrant’s Reports of Foreign Private Issuer on Form 6-K filed with the Commission on September 30, 2021 and October 26, 2021; and

(c)	The description of the Registrant’s Class A Shares contained in the Registrant’s Registration Statement on Form 8-A12B filed with the Commission on August 23, 2021, including any amendments or reports filed for the purpose of updating such description.

All other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and to the extent, if any, we designate therein, reports on Form 6-K we furnish to the SEC on or after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Ordinary Shares

Holders of Class A Shares, Class B ordinary shares, par value $0.0001 per share and Class C Shares (together, the “Ordinary Shares”) are entitled to one vote for each share held of record on all matters to be voted on by members.

There is no cumulative voting with respect to the election of directors.

Conversion of Class C Shares

Class C Shares will automatically convert on a one-for-one basis into Class A Shares, subject to any adjustments for any subdivision or combination with respect to the Class A Shares in accordance with the Company’s Amended and Restated Memorandum and Articles of Association (the “Articles”), on the earlier to occur of (a) the date that is six (6) months following the Closing Date (as defined below) and (b) the date on which the last reported sale price of the Class A Shares on the New York Stock Exchange (“NYSE”) equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any consecutive thirty (30) trading day period commencing at least one-hundred fifty (150) days after the Closing Date. “Closing Date” means the date of closing of the business combination among Ajax I, Cazoo Holdings Limited, and the Company, which was August 26, 2021.

Any conversion of Class C Shares into Class A Shares pursuant to the Articles shall be effected by means of the re-designation of each relevant Class C Share as a Class A Share.

Preference Shares

The Company’s Board of Directors (the “Board”) is authorized to issue preference shares from time to time in one or more series without member approval. The Board has the discretion under the Articles to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of the Company’s authorized but unissued undesignated shares, and the Board may issue those shares in series of preference shares, without any further member approval. The rights with respect to a series of preference shares may be greater than the rights attached to the Ordinary Shares. It is not possible to state the actual effect of the issuance of any preference shares on the rights of holders of Ordinary Shares until the Board determines the specific rights attached to any preference shares so issued. The effect of issuing preference shares could include, among other things, one or more of the following:

●	Restricting dividends in respect of the Ordinary Shares;

●	Diluting the voting power of the Ordinary Shares or providing that holders of preference shares have the right to vote on matters as a class;

●	Impairing the liquidation rights of the Ordinary Shares; or

●	Delaying or preventing a change of control of Cazoo.

As of November 3, 2021, there were no preference shares outstanding, and the Company has no present plans to designate the rights of or to issue any preference shares.

Dividend Rights

Subject to the foregoing, the payment of cash dividends in the future, if any, will be at the discretion of the Board.

Variation of Rights

Under the Articles, if the share capital is divided into more than one class of shares, the rights attached to any such class may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued shares of that class where such variation is considered by the directors not to have a material and adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued shares of that class or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the shares of that class. The Board may not vary any rights of the Class C Shares without two thirds consent of the holders of Class C Shares.

Transfer of Shares

Subject to the limitations described below regarding Class C Shares during the Class C Lock-Up Period (as defined below), members may transfer all or any of the member’s Ordinary Shares in compliance with the rules and regulations of the NYSE, the Commission and any other competent regulatory authority or as permitted by applicable law. “Class C Lock-Up Period” means the earlier of (a) the date that is six (6) months following the Closing Date and (b) the date on which the last reported sale price of the Class A Shares on the NYSE equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any consecutive thirty (30) trading day period commencing at least one-hundred fifty (150) days after the Closing Date.

The Board may in its absolute discretion decline to register a transfer of Ordinary Shares which are not fully paid up or on which the Company has a lien or issued under any share incentive scheme for employees upon which a transfer restriction imposed still exists. The Board may, but is not required to, decline to register a transfer of any Ordinary Shares unless certain requirements are met.

During the Class C Lock-Up Period Class C Shares may only be transferred:

●	with Board’s approval for the sole purpose of satisfying tax obligations incurred with the receipt of Class C Shares, limited to the number and amount of Class C Shares to satisfy any tax obligations directly in connection with the receipt of Class C Shares in connection with the Company’s acquisition of Cazoo Holdings Limited;

●	to any director or officer of the Company or any affiliates of members of the immediate family of any director or officer of the Company;

●	by a gift to the member’s immediate family or to a trust, the beneficiary of which is the member or a member of the member’s immediate family;

●	to a charitable organization;

●	by virtue of laws of descent and distribution upon death;

●	pursuant to a qualified domestic relations order;

●	in the event of the Company’s completion of a liquidation, merger, share exchange, reorganization or other similar transaction in which all members have the right to exchange their Ordinary Shares

●	to an affiliate of the holder; or

●	with the unanimous approval of a committee of the Board comprised of one director designated in writing by Ajax I Holdings, LLC (the “Sponsor”) and one executive director.

Any person who receives Class C Shares during the Class C Lock-Up Period will be bound by the same restrictions as the initial holder. Any attempted transfer that is not a permitted transfer as described above will be null and void.

Liquidation

On a winding-up or other return of capital, subject to any special rights attaching to any other class of shares, holders of Ordinary Shares will be entitled to participate in any assets available for distribution in proportion to their shareholdings.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Articles permit indemnification of officers and directors for any liability, action, proceeding, claim, demand, costs damages or expenses, including legal expenses, incurred in their capacities as such unless such liability (if any) arises from actual fraud, willful neglect or willful default, as determined by a court of competent jurisdiction in a final non-appealable order. In addition, the Company has entered into indemnification agreements with its directors and senior executive officers that provide such persons with additional indemnification beyond that provided in the Articles.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers or persons controlling the Company under the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Certain Anti-Takeover Provisions in the Articles

Certain provisions in the Articles may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a member might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the Ordinary Shares. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with the Board.

Ordinary Shares

The authorized but unissued Ordinary Shares will be available for future issuance by the Board on such terms as the Board may determine, subject to any limitations in the Articles. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued Ordinary Shares could render more difficult or discourage an attempt to obtain control over the Company by means of a proxy contest, tender offer, merger, amalgamation, scheme of arrangement or otherwise.

Preference Shares

Preference shares could be issued quickly with terms calculated to delay or prevent a change in control of the Company or make removal of management more difficult. If the Board decides to issue these preference shares, the price of Ordinary Shares may fall and the voting and other rights of the holders of Ordinary Shares may be materially adversely affected. Pursuant to the Articles, preference shares may be issued by the Company from time to time, and the Board is authorized (without any requirement for further member action) to determine the rights, preferences, powers, qualifications, limitations and restrictions attaching to those shares (and any further undesignated shares which may be authorized by the Company’s members).

However, under Cayman Islands law, the Company’s directors may only exercise the rights and powers granted to them under the Articles for a proper purpose and for what they believe in good faith to be in the best interests of the Company.

Classified Board

The Board is comprised of nine directors. The Articles provide that, subject to the right of holders of any series of preference shares, the Board is divided into three classes of directors, as nearly equal in number as possible, and with the directors serving staggered three-year terms, with only one class of directors being elected at each annual general meeting. As a result, approximately one-third of the Board will be elected each year.

The classification of directors has the effect of making it more difficult for members to change the composition of the Board. The Articles provide for a board comprised of between five and nine directors, but in accordance with the Articles, the directors may increase or reduce the upper and lower limits of the number of directors.

Unanimous Action by Written Consent

The Articles provide that members may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each member who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Amendment of Governing Documents

As permitted by Cayman Islands law, the Articles may only be amended by a special resolution of the members.

Member Proposals and Director Nominations

A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act does not provide shareholders with rights to requisition a general meeting and does not provide shareholders with any right to put any proposal before a general meeting.

The Articles do not provide for the ability of members to nominate candidates for election as directors or to bring business before a meeting of members.

General Meetings

The Companies Act does not provide members with rights to requisition a general meeting and does not provide member with any right to put any proposal before a general meeting. The Articles permit the Board or the chairperson of the Board to call general meetings. The Articles do not allow members to requisition a general meeting.

Cumulative Voting

Cumulative voting potentially facilitates the representation of minority members on a board of directors since it permits the minority member to cast all the votes to which the member is entitled on a single director, which increases the member’s voting power with respect to electing such director. As permitted under Cayman Islands law, the Articles do not provide for cumulative voting.

Transactions with Interested Members

Cayman Islands law has no statute that prohibits certain business combinations with an interested member. However, although Cayman Islands law does not regulate transactions between a company and its significant members, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority members. Any merger or consolidation of the Company with one (1) or more constituent companies shall require the approval of a special resolution (66⅔% of members at a general meeting where there is a quorum).

Dissolution; Winding Up

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an Ordinary Resolution (simple majority standard) of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Under the Articles, if the Company is wound up, the liquidator may distribute the assets available for distribution amongst the members in proportion to the par value of the Ordinary Shares held by them at the commencement of the winding up subject to a deduction from those Ordinary Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

Rights of Non-Resident or Foreign Members

There are no limitations imposed by the Articles on the rights of non-resident or foreign members to hold or exercise voting rights on the Company’s shares. In addition, there are no provisions in the Articles governing the ownership threshold above which member ownership must be disclosed.

Directors’ Power to Issue Shares

Subject to applicable law, the Board is empowered to issue or allot shares or grant options and warrants with or without preferred, deferred, or other rights or restrictions.

Inspection of Books and Records

Holders of shares have no general right under Cayman Islands law to inspect or obtain copies of the Company’s register of members or the Company’s corporate records.

Waiver of Certain Corporate Opportunities

The Articles provide for a waiver of the obligation to provide business opportunities to the Company for directors, members and affiliates of members, in each case, other than an officer (including any officer that is also a director, or a member or an affiliate of such member, as the case may be) (as more particularly described in the Articles). Notwithstanding that the waiver does not apply to any officer, officers are not restricted from engaging, directly or indirectly, in other business ventures of every type and description (other than any competing business, except to the extent permitted under the Articles). No officer shall be deemed to be engaging in a competing business if such activity is: (i) approved by a majority of disinterested directors, subject to applicable law, or (ii) with respect to any investment such officer has as of the date of effectiveness of the Articles, an investment in the greater of (A) up to an additional two and one half per cent (2.5%) or (B) seven and one half per cent (7.5%) in the aggregate of the capital stock of a competing business (in each case, so long as such officer does not participate in management activities or otherwise have the ability to influence or control such competing business). This is subject to applicable law.

Directors

Appointment of Directors

The Board is divided into three (3) classes designated as Class I, Class II and Class III, respectively with directors divided as nearly as possible into thirds among the classes. Subject to the Business Combination Agreement, dated as of March 29, 2021, by and among Ajax I, Cazoo Holdings Limited and the Company (f/k/a Capri Listco), as amended. and the Investor Rights Agreement, dated August 26, 2021, by and among the Company (f/k/a Capri Listco), Ajax I Holdings, LLC and the other investors party thereto, directors are assigned to each class by the Board. At the Company’s 2022 annual general meeting, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three (3) years. At the Company’s 2023 annual general meeting, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three (3) years. At the Company’s 2024 annual general meeting, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three (3) years. At each succeeding annual general meeting, directors shall be elected for a full term of three (3) years to succeed the directors of the class whose terms expire at such annual general meeting. Directors hold office until the expiration of the director’s term, until a director’s successor has been duly elected and qualified or until such director’s earlier death, resignation or removal.

Directors are elected by a majority standard, which requires the number of votes cast for the person’s appointment to exceed the number of votes cast against the person’s appointment.

Any director may in writing appoint another person to be such director’s alternate, with the alternate having the authority to act in the director’s place at any meeting at which the appointing director is unable to be present. A director may, but is not required to, appoint another director to be an alternate.

Removal of Directors

Under the Articles, a director may be removed from office only for cause by special resolution of the Company. A director will also cease to be a director if he or she (i) becomes bankrupt or makes any arrangement or composition with such director’s creditors; (ii) is found to be or becomes of unsound mind; (iii) resigns the office of director by notice in writing to the company; (iv) absents himself or herself (for the avoidance of doubt, without being represented by an alternate) from three (3) consecutive meetings of the Board without special leave of absence from the Board, and the Board passes a resolution that he or she has by reason of such absence vacated office; or (v) is prohibited, by any applicable law or relevant code applicable to the listing of shares on the NYSE, from being a director.

Filling Vacancies on the Board

Vacancies on the Board may be filled by the majority of the directors then in office, even if less than a quorum, or by a sole remaining director (subject to the Companies Act, applicable law, or any rights of any preference shares).

A director appointed to fill a vacancy resulting from the death, resignation or removal of a director serves the remainder of the full term of the director whose death, resignation or removal created the vacancy and until his or her successor shall have been appointed and qualified.

During the period that the Sponsor and Daily Mail and General Holdings Ltd (“DMGH”) have the ability to designate directors, the Sponsor and DMGH have re-appointment rights if the director each of them appointed fails to be elected or their seat is otherwise vacated.

Directors’ Fiduciary Duties

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

●	duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

●	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

●	directors should not improperly fetter the exercise of future discretion;

●	duty to exercise powers fairly as between different sections of members;

●	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

●	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the members provided that there is full disclosure by the directors. This can be done by way of permission granted in the amended and restated memorandum and articles of association or alternatively by member approval at general meetings.

Meetings of Members

As a Cayman Islands exempted company, the Company is not obliged by law to call annual general meetings, however, pursuant to the Articles, directors are elected at annual general meetings and the NYSE requires an annual meeting.

Registrar

The transfer agent and registrar for the Ordinary Shares is Equiniti Trust Company.

Listing

The Company’s Class A Shares and Warrants are currently listed on the NYSE under the symbols “CZOO” and “CZOO WS,” respectively.

Item 5. Interests of Named Experts and Counsel

None.

Item 6. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by a Cayman Islands court to be contrary to public policy, such as to provide indemnification against fraud or willful default or the consequences of committing a crime. Cazoo’s amended and restated memorandum and articles of association provides for indemnification of its officers and directors to the fullest extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. Cazoo will maintain insurance on behalf of its directors and executive officers.

Cazoo has entered into indemnification agreements with each of its directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Cazoo pursuant to the foregoing provisions, Cazoo has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The exhibits listed on the exhibit index at the end of this Registration Statement are included in this Registration Statement.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned Registrant hereby undertakes that, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBITS

Exhibit No.	Description
3.1	Memorandum and Articles of Association of Capri Listco (incorporated by reference to Exhibit 3.1 to the Company’s registration statement on Form F-4/A (File No. 333-256152), filed with the Commission on July 22, 2021).
3.2	Amended and Restated Memorandum and Articles of Association of Cazoo Group Ltd (incorporated by reference to Exhibit 1.2 to the Company’s shell company report on Form 20-F (File No. 001-40754) filed with the Commission on September 1, 2021).
4.1	Specimen Class A Ordinary Share Certificate of Cazoo Group Ltd (incorporated by reference to Exhibit 4.4 to Company’s registration statement on Form F-4/A (File No. 333-256152) filed with the Commission by the Registrant on July 22, 2021).
5.1*	Opinion of Maples and Calder as to the validity of the securities being offered hereby.
23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm of the Registrant.
23.2*	Consent of Marcum LLP.
23.3*	Consent of Maples and Calder (included as part of Exhibit 5.1).
24.1*	Power of Attorney (included as part of the signature pages hereto).
99.1	Cazoo Group Ltd Incentive Equity Plan (incorporated by reference to Exhibit 4.6 to the Company’s shell company report on Form 20-F (File No. 001-40754) filed with the Commission on September 1, 2021).

*	Filed herewith

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, United Kingdom, on the 3rd day of November, 2021.

CAZOO GROUP LTD

By:	/s/ Alex Chesterman
	Name:	Alex Chesterman
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Alex Chesterman and Stephen Morana as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, and does hereby grant unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on the 3rd day of November, 2021:

Signature	Title	Date

/s/ Alex Chesterman	Chief Executive Officer and Chairman	November 3, 2021
Alex Chesterman	(Principal Executive Officer)

/s/ Stephen Morana	Chief Financial Officer and Director	November 3, 2021
Stephen Morana	(Principal Financial and Accounting Officer)

/s/ Daniel Och	Director	November 3, 2021
Daniel Och

/s/ Lord Rothermere	Director	November 3, 2021
Lord Rothermere

/s/ Luciana Berger	Director	November 3, 2021
Luciana Berger

/s/ David Hobbs	Director	November 3, 2021
David Hobbs

/s/ Moni Mannings	Director	November 3, 2021
Moni Mannings

/s/ Duncan Tatton-Brown	Director	November 3, 2021
Duncan Tatton-Brown

/s/ Anne Wojcicki	Director	November 3, 2021
Anne Wojcicki

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of Cazoo Group Ltd, has signed this registration statement in the City of Newark, State of Delaware on the 3rd day of November, 2021.

CAZOO GROUP LTD

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director Puglisi & Associates